Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-79705 on Form S-3 and in Registration Statement No. 333-50010 on Form S-8 of our report dated March 15, 2006 relating to the consolidated financial statements and financial statement schedule of Exactech Inc. and subsidiaries (“the Company”) and our report dated March 15, 2006 relating to management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Jacksonville, Florida

March 15, 2006